Exhibit 16.1

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

May 6, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Uniti Group Inc. and, under the date of February 21, 2025, we reported on the consolidated financial statements of Uniti Group Inc. as of and for the years ended December 31, 2024 and 2023, and the effectiveness of internal control over financial reporting as of December 31, 2024. On April 21, 2025, we were notified by Uniti Group Inc. that the auditor-client relationship with KPMG LLP would cease upon Uniti Group Inc.’s filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2025, which was filed on May 6, 2025.

We have read Uniti Group Inc.’s statements included under Item 4.01 of its Form 8-K/A dated May 6, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.